PLASTINUM CORP.
CONFIDENTIALITY AND
INVENTION ASSIGNMENT
AGREEMENT

THIS AGREEMENT is entered into as of the 20th day of September 2006, by and between Plastinum Corp. (the "**Company**") and Polymer Service Centre BV (the "**Consultant**").

WITNESSETH:

WHEREAS, the Company desires to engage Consultant to provide certain consulting services upon the terms and conditions set forth herein and Consultant agrees to provide such consulting services upon such terms and conditions.

WHEREAS, the Company and the Consultant desire to define the rights and obligations between the parties with respect to the subject matter hereto.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment.

The Company hereby engages the Consultant to perform services in accordance with the proposal set forth as Appendix A (the "**Services**"). Consultant acknowledges that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company nor shall it interfere in any way with the right of either party to terminate the Consultant's engagement at any time, with or without cause.

2. Confidential and Proprietary Information.

Consultant agrees that in performing its duties under this Agreement and by virtue of the relationship of trust and confidence between Consultant and the Company, Consultant may obtain certain proprietary knowledge of operations and products and other confidential information of the Company which are of a special and unique nature and value to the Company. Consultant covenants and agrees that it will not, at any time, whether during the term of this Agreement or otherwise, reveal, divulge or make known to any person or entity (other than it employees on a need to know basis) or use for its own account, any proprietary records, data, plans, trade secrets, policies, strategies, methods or practices of obtaining or doing business, computer programs, know-how or knowledge relating to customers, sales, suppliers, market developments, equipment, processes, products or any other confidential or proprietary information whatsoever of the Company (the "**Confidential Information**"), whether or not obtained with knowledge and permission of the Company. Consultant further covenants and agrees that Consultant shall retain all Confidential Information which it acquires or develops in trust for the sole benefit of the Company and its successors and assigns. Confidential

Information shall not include any information which has entered the public domain otherwise than by reason of a disclosure by Consultant. Consultant agrees to deliver to the Company at the termination of this Agreement or at any other time the Company may request, all copies of memoranda, notes, plans, programs, lists, correspondence, data, books, manuals, records, reports and other documents (and copies thereof) relating to the business of the Company which Consultant may possess or have under its control.

3. **Assignment of Inventions.**

(a) Consultant agrees it will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all his right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice which is in any way related to the Services. (collectively referred to as "**Inventions**"). Consultant further acknowledges that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by Consultant (solely or jointly with others) within the scope of the Services are "works made for hire" (to the greatest extent permitted by applicable law) and are compensated by Consultant's compensation.

(b) Consultant agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that its obligation to execute or cause to be executed, when it is in its power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of Consultant's unavailability for any reason to secure Consultant's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by the Consultant. Consultant hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, which Consultant now or hereafter have for infringement of any and all proprietary rights assigned to the Company.

(c) The Consultant shall keep complete, accurate and authentic accounts, notes, data and records of all inventions made, discovered or developed by the Consultant as aforesaid in the manner and form requested by the Company, and hereby represents and agrees that, to the best of Consultant's knowledge, none of the inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or entity and that Consultant will use his best efforts to prevent such violation.

4. Return of Property.

All machines owned by the Company and entrusted to the Consultant, including but not limited to the Polymot BT30 and the Polymot 350, and all computer programs, samples, notes, records, reports, documents, schematics, photographs, catalogs and other writings, whether copyrightable or not, relating to or dealing with the Services which are prepared or created by the Consultant or which may come into its possession at any time during as a result of performance of the Services, are and remain the property of the Company, and upon termination of the Services, the Consultant agrees to return all such property to the Company. Subject to applicable law the Company may withhold any amounts due to the Consultant against return of these materials and any other materials of the Company.

5. Survival.

The covenants in this Agreement on the part of the Consultant shall survive termination of this Agreement and the termination of the Services, and the existence of any claim or cause of action of the Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. The Consultant agrees that a remedy at law for any breach of the foregoing covenants would be inadequate and the Company shall be entitled to seek and obtain a temporary and permanent injunction or an order for specific performance of such covenants without the necessity of proving actual damage to the Company.

6. Unenforceability.

If any of the rights or restrictions contained or provided for in this Agreement shall be deemed to be unenforceable by reason of the extent, duration or scope, or other provisions hereof, or any other provisions of this Agreement, the parties hereto contemplate that the court shall reduce such extent, duration, scope or other provisions and enforce this Agreement in its reduced form for all purposes in the manner contemplated hereby.

7. Costs of Enforcement.

Consultant agrees to pay all reasonable costs and expenses incurred by the Company in the enforcement of terms of this Agreement against the Consultant, including reasonable attorney's fees.

8. Miscellaneous.

(a) The rights and obligations of the Company under this Agreement may be assigned by the Company to the successors in interest of the Company or of that part of the business of the Company to which this Agreement applies. This Agreement may not be assigned by the Consultant, without the written consent of the Company, which consent shall not be unreasonably withhold

(b) All notices provided for hereunder shall be deemed adequate if delivered personally to the Consultant or if given to either party by first-class registered or certified postpaid mail, return receipt requested, addressed to the person to whom such notice is directed at his residence or usual place of business or to such other address as such party may designate by notice similarly given and shall be effective upon receipt.

(c) This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with, and governed by the laws of, the State of New York, United States of America, exclusive of the choice-of-laws rules thereunder.

(d) This Agreement, contains the entire agreement between the parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing signed by both parties hereto, and this Agreement supersedes all prior understandings and agreements relating to the subject matter hereof. If any provision of this Agreement shall conflict with any provision of an employment agreement between the Consultant and the Company, the provisions of said employment agreement shall govern.

(e) The waiver by one party of a breach by the other of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver shall be valid unless written and signed by the party against whom the waiver is sought to be enforced.

(f) This Agreement shall be deemed to have been drafted by both the Consultant and the Company and this Agreement shall not be construed against either party as the principal drafts person hereof. All headings and captions herein are for convenience only and shall not influence the construction or interpretation of this Agreement.

(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, PLASTINUM CORP. has caused this Confidential Information and Inventions Assignment Agreement to be executed by its duly authorized officer and the Consultant has hereunto set his hand to be effective as of the date first above written.

PLASTINUM CORP.

By: ____________________
Name: JACQUES MOI
Title: CEO

POLYMER SERVICE CENTER BV

By: ____________________
Name: T.M.C. Flipsen
Title: Managing Director

APPENDIX A

Certain confidential information below has been redacted

4. Compensation

Part 1. Transfer

The basic square meter price that is applicable is € 40,-- / m^2 per month excluding service costs (water, energy, etc.). The exact number of square meters needed is determined after installation (it is anticipated that about 40-50 m^2 is needed). The dedicated investments that are specially needed for the installation and operation of the machine will be calculated per square meter using a depreciation period of 6 months.

Part 2. Operation

a. The dedicated operational person will be hired by PSC for one year. Thereafter, Plastinum will take him over. The rate that is applicable is € 95 per hour. The compensation will be calculated on an as used basis once per month. The total annual aggregate will not be less than 1,050 hours.

b. The compensation for R&D-support and analysis of materials will be calculated on an as used basis once per month. The rates that are applicable are € 125 per hour for senior support and € 95 per hour for technical support. Costs for material analysis will be calculated as much as possible according to standard rates. All other aspects such as consumables or travel costs will be invoiced on basis of actual costs.

We kindly ask a pre-payment of € 10,000. All amounts given are excluding VAT.

7. Validity

This proposal is valid for a period of 30 days after the dateline.

Theo Flipsen, PhD
Managing Director

Sign off for review and approval by Plastinum Corp.

Signature:

Name: Jacques Mot

Date: 20.9.06